Exhibit 16.1

L&L CPAs, PA

19720 Jetton Road, 3rd Floor

Cornelius, NC 28031

May 3, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   Leo Motors, Inc.

We have read the statements made by Leo Motors, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ L&L CPAs, PA